As filed with the Securities and Exchange Commission on August 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trulia, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-2958261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 New Montgomery Street, Suite 300

San Francisco, California 94105

(Address of principal executive offices, including zip code)

HOUSEVALUES, INC. 1999 STOCK INCENTIVE PLAN

MARKET LEADER, INC. AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(FORMERLY, HOUSEVALUES, INC. 2004 EQUITY INCENTIVE PLAN)

TRULIA, INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Peter Flint

Chief Executive Officer

Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, California 94105

415.648.4358

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq. Rezwan D. Pavri, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 650.493.9300	Scott Darling, Esq. Vice President & General Counsel Trulia, Inc. 116 New Montgomery Street, Suite 300 San Francisco, California 94105 415.648.4358

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share
— to be issued under the HouseValues, Inc. 1999 Stock Incentive Plan.	415(2)	$7.60(5)	$3,154	$1
— to be issued under the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan.	1,211,004(3)	$23.27(6)	$28,180,064	$3,844
— to be issued under the Trulia, Inc. 2012 Equity Incentive Plan, as amended.	3,102,112(4)	$43.60(7)	$135,252,084	$18,449
TOTAL:	4,313,531		$163,435,302	$22,294

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Trulia, Inc. (the “Registrant”) that become issuable under the HouseValues, Inc. 1999 Stock Incentive Plan (“1999 Plan”), the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan (formerly, HouseValues, Inc. 2004 Equity Incentive Plan) (“2004 Plan”), and the Trulia, Inc. 2012 Equity Incentive Plan, as amended (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Pursuant to an Agreement and Plan of Merger, dated May 7, 2013 (the “Merger Agreement”), by and among the Registrant, Mariner Acquisition Corp., and Market Leader, Inc. (“Market Leader”), the Registrant assumed certain outstanding options and other rights to acquire common stock of Market Leader under the 1999 Plan, and all of such securities became issuable for shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares pursuant to the Merger Agreement.
(3)	Pursuant to the Merger Agreement, the Registrant assumed the 2004 Plan, including all outstanding shares of restricted stock, all outstanding stock appreciation rights, all outstanding options and all shares available for future issuance under the 2004 Plan, and all of such securities became issuable for shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares pursuant to the Merger Agreement.
(4)	Reflects (a) 1,102,112 shares that were added to the 2012 Plan on January 1, 2013 as a result of an automatic annual increase provided for in the 2012 Plan and (b) 2,000,000 shares added to the 2012 Plan in connection with an amendment to the 2012 Plan approved by the Registrant’s stockholders on June 5, 2013.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) under the Securities Act on the basis of the weighted average exercise price of options outstanding under the 1999 Plan.
(6)	Estimated solely for the purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of (a) $15.27, the weighted average exercise price per share of the outstanding options to purchase 642,911 shares of the Registrant’s Common Stock, (b) $3.46, the weighted average exercise price per share of the 159,721 stock appreciation rights for the Registrant’s Common Stock, and (c) $43.60 per share, the average of the high and low prices of the Registrant’s common stock, as reported on the New York Stock Exchange, on August 19, 2013 with respect to 124,850 shares of Common Stock subject to restricted stock units and 283,522 shares of Common Stock reserved for future issuance under the 2004 Plan.
(7)	Estimated solely for the purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act based on $43.60 per share, the average of the high and low prices of the Registrant’s common stock, as reported on the New York Stock Exchange, on August 19, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purpose of registering (i) certain shares of common stock, par value $0.00001 per share (“Common Stock”), of Trulia, Inc. (“Registrant”) issuable pursuant to outstanding equity awards assumed by the Registrant in connection with its acquisition of Market Leader, Inc. (“Market Leader”); (ii) certain shares of Common Stock available for future equity awards pursuant to the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan, assumed by the Registrant in connection with its acquisition of Market Leader; and (iii) 3,102,112 additional shares of Common Stock that may be issued pursuant to the Registrant’s Trulia, Inc. 2012 Equity Incentive Plan, as amended (the “2012 Plan”), relating to (A) 1,102,112 shares that were added to the 2012 Plan on January 1, 2013 as a result of an automatic annual increase provided for in the 2012 Plan and (B) 2,000,000 shares added to the 2012 Plan in connection with an amendment to the 2012 Plan approved by the Registrant’s stockholders on June 5, 2013.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Trulia, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 4, 2013;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended (i) March 31, 2013, filed with the Commission on May 13, 2013, and (ii) June 30, 2013, filed with the Commission on August 12, 2013;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 7, 2013, May 8, 2013, June 4, 2013, June 7, 2013 and August 20, 2013, except, in each case, to the extent that information therein is furnished and not filed with the Commission; and

(4)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-35650) filed with the Commission on September 14, 2012, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duties as directors to the fullest extent permitted by applicable law. In addition, the certificate of incorporation provides that the Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who is or was a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant that has not been approved by the Registrant’s board of directors) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the amended and restated certificate of incorporation and bylaws of the Registrant provide that:

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless the court in which such proceeding is brought determines that such person is liable to the Registrant and does not determine that, despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses;

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that such director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and

•

The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors and officers and to obtain insurance to indemnify such persons.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.3(1)	Trulia, Inc. 2012 Equity Incentive Plan, and forms of agreements thereunder

4.4(2)	Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan

4.5(3)	HouseValues, Inc. 1999 Stock Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Quarterly Report on Form 10- Q for the quarterly period ended June 30, 2013 filed with the Commission on August 12, 2013.
(2)	Incorporated by reference to Appendix A to Market Leader, Inc.’s definitive proxy statement on Schedule 14A filed on April 10, 2009 (File No. 000-51032).
(3)	Incorporated by reference to Exhibit 10.1 to Market Leader Inc.’s Form S-1 filed on September 1, 2004 (Registration No. 333-118740).

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 20, 2013.

TRULIA, INC.

By:	/s/ Peter Flint
Peter Flint Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Flint, Prashant “Sean” Aggarwal and Scott Darling, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Trulia, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Flint Peter Flint	Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2013

/s/ Prashant “Sean” Aggarwal Prashant “Sean” Aggarwal	Chief Financial Officer (Principal Accounting and Financial Officer)	August 20, 2013

/s/ Erik Bardman Erik Bardman	Director	August 20, 2013

/s/ Theresia Gouw Theresia Gouw	Director	August 20, 2013

/s/ Sami Inkinen Sami Inkinen	Director	August 20, 2013

/s/ Robert Moles Robert Moles	Director	August 20, 2013

/s/ Gregory Waldorf Gregory Waldorf	Director	August 20, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.3(1)	Trulia, Inc. 2012 Equity Incentive Plan, and forms of agreements thereunder

4.4(2)	Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan

4.5(3)	HouseValues, Inc. 1999 Stock Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Quarterly Report on Form 10- Q for the quarterly period ended June 30, 2013 filed with the Commission on August 12, 2013.
(2)	Incorporated by reference to Appendix A to Market Leader, Inc.’s definitive proxy statement on Schedule 14A filed on April 10, 2009 (File No. 000-51032).
(3)	Incorporated by reference to Exhibit 10.1 to Market Leader, Inc.’s Form S-1 filed on September 1, 2004 (Registration No. 333-118740).